United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 13, 2006 (July 11, 2006)

ePlus inc.
(Exact name of registrant as specified in its charter)

             Delaware   54-1817218
(State or other jurisdiction of        (I.R.S. Employer
incorporation or organization)        Identification No.)

13595 Dulles Technology Drive, Herndon, VA 20171-3413
(Address, including zip code, of principal offices)

Registrant's telephone number, including area code: (703) 984-8400

Check  the  appropriate  box  below  if the  Form  8-K  filing  is  intended  to simultaneously  satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 11, 2006 ePlus inc. (“ePlus” or “the Company”) entered into a First Amendment to Credit Agreement (“the Amendment”) to a Credit Agreement dated September 23, 2005 (“Credit Agreement”) with National City Bank, as Administrative Agent, and Branch Banking and Trust Company of Virginia (“BB&T”). The Amendment extends the term of the agreement approximately three years to July 10, 2009, subject to earlier termination upon certain events. In certain events of default, as set forth in the Credit Agreement and not revised in the Amendment, the lenders may terminate the Credit Agreement and accelerate the maturity of any amounts then owed under the Credit Agreement.

The Amendment also grants the Company 120 days from its fiscal year end to deliver audited financial statements, as compared to 60 days in the Credit Agreement. The Amendment grants the Company 90 days to deliver unaudited quarterly financial statements, as compared to 45 days in the Credit Agreement. In addition, the Amendment provided the Company with a limited waiver for its failure to provide its annual audited financial statements prior to May 31, 2006, as required under the terms of the Credit Agreement prior to the Amendment. Pursuant to the limited waiver contained in the Amendment, the Company is required to provide its annual audited financial statements for the 2006 fiscal year by July 28, 2006.

The foregoing description of the Amendment is qualified in its entirety by reference to the Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

On July 12, 2006, ePlus issued a press release announcing the renewal of the Credit Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(c) The following exhibits are filed as part of this report:

Exhibit Number	Exhibit Description
10.1	First Amendment to the Credit Agreement dated July 11, 2006 between ePlus inc. and National City Bank and Branch Banking and Trust Company of Virginia

99.1	Press Release dated July 12, 2006 issued by ePlus inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                         ePlus inc.

                         By: /s/ Steven J. Mencarini
                         Steven J. Mencarini
Date: July 13, 2006                Chief Financial Officer